ROCKY BRANDS, INC.

Rocky Brands, Inc. Announces 2019 First Quarter Results

First Quarter Revenue Increased 7.4% to $65.9 Million

First Quarter Retail Sales Increased 18.2%

First Quarter Wholesale Sales Increased 4.8%

First Quarter Diluted EPS Increased 9.1% to $0.48

NELSONVILLE, Ohio, April 23, 2019 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its first quarter ended March 31, 2019.

First Quarter 2019 Sales and Income

First quarter net sales increased 7.4% to $65.9 million compared to $61.4 million in the first quarter of 2018. The Company reported first quarter net income of $3.6 million, or $0.48 per diluted share compared to net income of $3.3 million, or $0.44 per diluted share in the first quarter of 2018.

Jason Brooks, President and Chief Executive Officer, commented, “We are pleased to be off to a good start in 2019 with solid first quarter results that included an 18% increase in retail sales.  Our overall performance continues to be driven by our commitment to execute the game plan we’ve outlined for the Company, namely, introducing compelling products, expanding awareness and demand for our brands and direct channels, providing enhanced retailer support, and capitalizing on our production capabilities to increase sales and manufacturing efficiencies. These initiatives are fueling consistent gains in revenue, gross margins and profitability, which is allowing us to reinvest in our business and return capital to shareholders through our quarterly dividend and share repurchase plan. Looking ahead, we are cautiously optimistic about our prospects for growth over the remainder of the year and believe we are well positioned for sustained success over the long-term.”

First Quarter Review

Net sales for the first quarter increased 7.4% to $65.9 million compared to $61.4 million a year ago. Wholesale sales for the first quarter increased 4.8% to $42.4 million compared to $40.4 million for the same period in 2018. Retail sales for the first quarter increased 18.2% to $15.4 million compared to $13.1 million for the same period last year. Military segment sales for the first quarter were $8.1 million compared to $7.9 million in the first quarter of 2018.

Gross margin in the first quarter of 2019 increased to $23.0 million, or 34.9% of sales, compared to $21.0 million, or 34.2% of sales, for the same period last year. The 70 basis point increase was driven by higher retail and military margins combined with a lower percentage of military sales, which carry lower gross margins than wholesale and retail sales.

Operating expenses increased to $18.5 million, or 28.0% of net sales, for the first quarter of 2019 compared to $16.7 million, or 27.3% of net sales, a year ago. The increase in operating expenses was driven primarily by increased investments in marketing and personnel to support future growth as well as higher variable expenses associated with the increase in sales.

Income from operations increased to $4.5 million, or 6.8% of net sales compared to income from operations of $4.2 million, or 6.9% of net sales a year ago.

Balance Sheet Review

Cash and cash equivalents increased $7.5 million or 74.3% to $17.6 million at March 31, 2019 compared to $10.1 million on the same date a year ago.

Inventory at March 31, 2019 increased 7.3% to $69.9 million compared to $65.2 million on the same date a year ago.

Conference Call Information

The Company’s conference call to review first quarter 2019 results will be broadcast live over the internet today, Tuesday, April 23, 2019 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding our future prospects for growth over the remainder of the year and position for sustained success over the long-term (paragraph 2). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2018 (filed March 13, 2019). One or more of these factors have affected historical results and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	March 31,	December 31,	March 31,
	2019	2018	2018
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$17,630	$10,173	$10,116
Trade receivables, net	41,161	43,337	41,231
Contract receivables	817	2,602	13,518
Other receivables	161	331	411
Inventories – net	69,905	72,822	65,151
Income tax receivable	348	30	997
Prepaid expenses	3,383	1,890	2,442
Total current assets	133,405	131,185	133,866
LEASED ASSETS	1,037	-	-
PROPERTY, PLANT & EQUIPMENT – net	23,438	23,057	23,738
IDENTIFIED INTANGIBLES – net	30,264	30,273	30,304
OTHER ASSETS	262	148	190
TOTAL ASSETS	$188,406	$184,663	$188,098

LIABILITIES AND SHAREHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$17,271	$13,543	$14,130
Contract liabilities	817	2,602	13,518
Accrued expenses:
Salaries and wages	1,518	3,339	1,789
Taxes - other	638	556	94
Accrued freight	455	668	712
Commissions	494	560	415
Accrued duty	2,124	2,334	2,261
Other	1,746	1,416	1,183
Total current liabilities	25,063	25,018	34,102
LONG TERM TAXES PAYABLE	169	169	2,287
LONG TERM LEASE	517	-	-
DEFERRED INCOME TAXES	7,780	7,780	7,726
DEFERRED LIABILITIES	121	121	155
TOTAL LIABILITIES	33,650	33,088	44,270
SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding March 31, 2019 - 7,391,660; December 31, 2018 - 7,368,494 and March 31, 2018 - 7,406,801	68,849	68,387	69,273
Retained earnings	85,907	83,188	74,555
Total shareholders' equity	154,756	151,575	143,828
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$188,406	$184,663	$188,098

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2019	2018
NET SALES	$65,929	$61,387
COST OF GOODS SOLD	42,951	40,421
GROSS MARGIN	22,978	20,966

OPERATING EXPENSES	18,479	16,738

INCOME FROM OPERATIONS	4,499	4,228

OTHER INCOME (EXPENSES)	65	(139)

INCOME BEFORE INCOME TAXES	4,564	4,089

INCOME TAX EXPENSE (BENEFIT)	959	838

NET INCOME	$3,605	$3,251

INCOME PER SHARE
Basic	$0.49	$0.44
Diluted	$0.48	$0.44
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,382	7,407
Diluted	7,434	7,431